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                                                                    NEWS RELEASE
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               ODS REPORTS SALE OF ALTEON WEBSYSTEMS, INC. SHARES

         RICHARDSON, TEXAS - MARCH 6, 2000 - ODS Networks, Inc. (NASDAQ: ODSI) today reported that the company sold a total of 770,745 shares of the common stock of Alteon WebSystems, Inc. (NASDAQ: ATON) for approximately $67.1 million. ODS expects to report a pre-tax gain of approximately $66.4 million from the sale of the Alteon WebSystems shares in the quarter ending March 31, 2000.

         ODS Networks Inc. (NASDAQ: ODSI) is a leading worldwide provider of enterprise data security and networking solutions. The company's security solutions include their 'Best-of-breed' integrated security appliance, SecureCom(TM), the widely deployed intrusion detection and vulnerability assessment tools, Kane Security Analyst(TM) and Kane Security Monitor(TM), and the state-of-the-art behavioral modeling and intrusion detection security solution, CMDS(TM) (Computer Misuse Detection System). ODS Networks' wide array of security solutions enable customers to provide thorough and customized information protection for corporate and government networks, intranets, extranets and electronic commerce environments. More information about ODS Networks is available at http://www.ods.com.

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ODS is a registered trademark and SecureCom, Kane Security Analyst, Kane
Security Monitor and CMDS are trademarks of ODS Networks, Inc. All other trademarks are the property of their respective owners.

For more information, contact:

Billy Austin                                Charleigh Shayne
ODS Networks                                ODS Networks
Vice President of Marketing                 Director of Investor Relations
972-664-8040                                972-664-8061